                      EASTBOURNE CAPITAL MANAGEMENT, L.L.C.

                       POLICIES AND PROCEDURES RELATING TO
                        EMPLOYEE SECURITIES TRANSACTIONS,
                    INSIDER TRADING AND OTHER SECURITIES LAWS

                                February 1, 2000


--------------------------------------------------------------------------------

SUMMARY

          THE POLICIES AND PROCEDURES DESCRIBED IN THESE POLICIES AND PROCEDURES REQUIRE EACH EMPLOYEE OF THIS FIRM TO FOLLOW THE RESTRICTIONS DESCRIBED BELOW:

          1. NO EMPLOYEE, OR CERTAIN MEMBERS OF HIS OR HER FAMILY, MAY ENGAGE IN ANY SECURITIES TRADE (INCLUDING INVESTMENT IN ANY PRIVATE COMPANY) WITHOUT RECEIVING ADVANCE PERMISSION IN WRITING FROM ERIC SIPPEL.

          2. IF AN EMPLOYEE SELLS OR PURCHASES A SECURITY ON THE SAME DAY THAT A CLIENT SELLS OR PURCHASES THAT SECURITY, THE CLIENT WILL RECEIVE THE MORE FAVORABLE PRICE.

          3.   EMPLOYEES MAY NOT PARTICIPATE IN BLOCK TRANSACTIONS WITH CLIENTS.

          4. EACH EMPLOYEE MUST HAVE COPIES OF EACH TRADE CONFIRMATION AND EACH PERIODIC BROKERAGE ACCOUNT STATEMENT FOR THE EMPLOYEE'S ACCOUNTS AND THE ACCOUNTS OF CERTAIN MEMBERS OF HIS OR HER FAMILY SENT TO THE FIRM.

          5. QUARTERLY AND ANNUALLY, EACH EMPLOYEE MUST SIGN A CERTIFICATE STATING THAT THE EMPLOYEE HAS COMPLIED WITH THE POLICIES AND PROCEDURES SET FORTH BELOW.

THE POLICY

          This firm is in the business of obtaining and analyzing information about companies and their securities to give us the basis for profitably trading and recommending investments in securities. Generally, such investigation and analysis helps investors in securities markets to operate on more complete and accurate information, which is one of the goals of the federal securities laws. It is illegal, however, under securities laws to trade or recommend trades in a security while using or even, in some cases, in possession of certain information about that security or its issuer, regardless of whether that information was a reason for making or recommending the trade. It is the policy of this firm to conduct its business within all legal limits, and to ensure that its employees do so. This policy memorandum sets forth the legal prohibitions and procedures all employees must observe to comply with the law.

          The term "insider trading" is generally used to refer to (i) transactions in securities using or when in possession of MATERIAL, NONPUBLIC INFORMATION, and (ii) certain communications of MATERIAL, NONPUBLIC INFORMATION.

          While the law concerning insider trading is not static, it is generally understood that the law prohibits:

          (1) The purchase or sale of securities by an insider using or when in possession of MATERIAL, NONPUBLIC INFORMATION;

          (2) The purchase or sale of securities by a non-insider using or when in possession of MATERIAL, NONPUBLIC INFORMATION, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential, or was MISAPPROPRIATED; and

          (3) The communication of MATERIAL, NONPUBLIC INFORMATION, or recommending a securities transaction while in possession of MATERIAL, NONPUBLIC INFORMATION, to another person who purchases or sells the security. (This is commonly referred to as "TIPPING.")

          All employees of the firm are prohibited from trading, for themselves, the firm or any client, in any security while in possession of MATERIAL, NONPUBLIC INFORMATION concerning that security or its issuer. Limited exceptions to this policy exist; any and all transactions that would be exceptions must be cleared in advance in writing with ERIC SIPPEL, who may consult with the firm's securities counsel before approval will be granted. In addition, the following activities are absolutely prohibited: (1) TIPPING or communication of MATERIAL, NONPUBLIC INFORMATION other than for lawful, authorized corporate purposes; (2) recommending the purchase or sale of any security without disclosing any MATERIAL, NONPUBLIC INFORMATION relating to that security to the person on the other side of the transaction; and (3) knowingly assisting someone engaged in any of these activities. All information relating to this firm's activities, including investment analyses, investment recommendations, and proposed and actual trades for the firm or our clients, is proprietary to the firm and must be kept confidential. Where such information is MATERIAL, it should be treated as MATERIAL, NONPUBLIC information; that is, you must not trade on it for your own account, and you must not disclose it to anyone inside or outside the firm who does not need the information in the course of our business.

          Each of the BOLD-FACED terms in the preceding paragraphs has a legal definition developed by the Securities and Exchange Commission (the "SEC") and the courts; a brief discussion of each term may be found in the section of this memorandum entitled "Key Terms and Concepts". Each employee should review our policy and the defined terms carefully; any questions should be directed to ERIC SIPPEL.

BACKGROUND

          The SEC is responsible for enforcing the federal securities laws. State laws generally correspond to the federal laws administered by the SEC and impose additional obligations and liabilities. The federal statutes that are most frequently the basis for SEC investigations and prosecutions are Section 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5 promulgated thereunder. These are the general antifraud provisions of the federal securities laws. Among other things, Rule 10b-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts over the last decade.

          In 1984, Congress passed the Insider Trading Sanctions Act ("ITSA") to help the SEC enforce insider trading laws. Prior to ITSA, the SEC's primary remedies for fraudulent activity were injunctions and disgorgement of illicit profits. ITSA gave the SEC a new tool against insider trading violators -- civil penalties of up to three times the profit realized or loss avoided. Some of the most notorious insider trading cases have been brought by the SEC under ITSA, including proceedings against Dennis Levine, Ivan Boesky and Michael Milken.

          In 1988, Congress enacted the Insider Trading Securities Fraud Enforcement Act ("ITSFEA"). ITSFEA made three fundamental changes in insider trading law. First, ITSFEA expanded the scope of persons who may be liable for insider trading to include employers, managerial and supervisory personnel and other controlling persons. Even though such persons neither trade while in possession of nor tip material, nonpublic information, each such person may be civilly liable to the government in the amount of the greater of $1,000,000 or up to three times the profit realized or loss avoided by the insider trader for failing to take appropriate steps to prevent the violation. ITSFEA also requires registered broker-dealers and investment advisers to adopt, maintain and enforce written policies and procedures to prevent the misuse of material, nonpublic information. ITSFEA also permits contemporaneous traders to bring private suits for damages against insider trading violators and their controlling persons.

          In 1990, Congress passed the Securities Law Enforcement Remedies Act, further strengthening the SEC's arsenal in detecting, deterring and punishing securities laws violations.

KEY TERMS AND CONCEPTS

          "INSIDERS" of a corporation are generally its officers, directors, certain employees and controlling shareholders, and their close friends and relatives. Individuals and entities outside a corporation who gain inside information in the course of dealings with that corporation may be legally considered "temporary" or "constructive" insiders of the corporation and thus be bound by the same legal restrictions as traditional insiders. For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the corporation in major corporate transactions, are insiders for purposes of insider trading laws. IF YOU RECEIVE MATERIAL, NON-PUBLIC INFORMATION THAT COMES DIRECTLY OR INDIRECTLY FROM ANY CORPORATE INSIDER (temporary or traditional), DO NOT TRADE IN THE COMPANY'S SECURITIES, FOR YOURSELF OR ANY OF THE FIRM'S CLIENTS, WITHOUT FIRST CONSULTING ERIC SIPPEL, who may contact the firm's legal counsel before determining how to proceed.

          "TIPPING" is the disclosure of material, nonpublic information about a corporation or its securities to a third party, when such disclosure is not made strictly for corporate purposes. The disclosure may be made by an insider of the corporation, by one who has misappropriated the information, or by anyone who received information traceable to an insider or one who has misappropriated the information. Those who disclose the information are called "tippers;" those who receive the information are called "tippees." Criminal and civil liability for trading on the basis of tipped information may attach even where the information is received second- or third-hand, or more remotely, if the other requirements for finding liability are present. The same legal standards apply to remote tippees. In addition, the tipper may be liable for any profits gained or losses avoided by a tippee. DO NOT DISCLOSE TIPPED INFORMATION TO ANYONE EXCEPT AS REQUIRED BY THIS POLICY. YOU AND THE FIRM MAY BE LIABLE IF ANYONE TRADES USING OR WHEN IN POSSESSION OF MATERIAL, NONPUBLIC INFORMATION RECEIVED FROM OR THROUGH YOU.

          Trading while in possession of certain nonpublic information is illegal if the information is "MATERIAL." "Material" information is information about a company or its securities of such importance that it could be expected to affect the judgment of reasonable investors whether to buy, sell or hold the company's securities. It is information that, if generally known, would affect the market price of the security.(1) If a transaction you are involved in becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20/20 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material. WHEN IN DOUBT, ALWAYS ERR ON THE SIDE OF ASSUMING INFORMATION IS MATERIAL.

          "NONPUBLIC" information is information that has not been disseminated in a manner that makes it available to public investors generally. Information that has been selectively disclosed to a few analysts or investors is also not public. Public information has been effectively disclosed in a manner sufficient to ensure that it is available to the investing public, such as by publication in the Dow Jones broad tape, Reuters Economic Services, the Associated Press or United Press International wire services, newspapers of general circulation in New York City, or, if the subject company's operations or stockholders are geographically localized, in local news media. Once information has become public, insiders, misappropriators, and tippees must wait to trade until the market has absorbed the information; the waiting period is at least twenty-four hours, and in some situations longer. Any questions concerning whether certain information has become public should be referred to ERIC SIPPEL.

CONSEQUENCES

          Individuals who trade using or when in possession of material, nonpublic information, or tip such information to others who trade, are subject to disgorgement of the profit gained or loss avoided, a civil penalty of up to three times the profit gained or the loss avoided, a criminal fine of up to $1 million (regardless of the profit gained or loss avoided), AND a jail term of up to ten years. A company or any supervisor who fails to take adequate steps to prevent illegal trading on, or tipping of, inside information is subject to a civil penalty of the greater of $1 million or up to three times the profit gained or loss avoided as a result of the employee's

----------------------

(1) Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received. When information relates to a possible future event, materiality is determined by balancing the probability of occurrence of the event and the anticipated magnitude of the event in light of the totality of the activity of the company affected.

violation, a criminal penalty of up to $1 million for individuals and up to $2.5 million for other persons, and, for individuals, a jail term of up to ten years. Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

          Any violation by any employee of the firm's policies and procedures set forth in this memorandum may result in dismissal for cause, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions, whether or not any such violation also constitutes a violation of law. Furthermore, the firm may initiate or cooperate in civil or criminal proceedings against any employee relating to or arising from any such violation.

          Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the firm's reputation and the individual's career. It is essential to avoid even the appearance of impropriety.

PROCEDURES

          If at any time you believe that you may have come into possession of material, nonpublic information, or if you believe our firm's activities may have created material, nonpublic information, the following procedures must be followed:

          (a) Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the firm and its clients, and trading in any accounts in which you have any interest or over which you have discretion.

          (b) Immediately cease recommending any transaction in any of the securities of the subject company to anyone, including clients of the firm and your business associates, friends or relatives. This prohibition includes making any comment about the company that could in any way be interpreted as a recommendation. Do not solicit clients or potential clients to buy or sell the company's securities.

          (c) Immediately inform ERIC SIPPEL of all details of the situation, so that appropriate security procedures can be implemented firm-wide. Do not discuss the material, nonpublic information with anyone except as required by these policies, and especially avoid referring to the information in hallways, elevators, restaurants, taxis or any other place where you may be overheard.

If appropriate, the firm may adopt some or all of the following procedures while anyone in the firm is in possession of material, nonpublic information:

          (a) Handling procedures for documents containing material, nonpublic information, including prohibitions on removing such documents from the office, limiting copying and distribution within the office, keeping such documents off desk tops and conference tables when not in use, shredding such documents on disposal, and other measures to protect sensitive documents from accidentally being read by anyone without a lawful need to know the information.

          (b) Restrictions on physical access to areas of the firm where material, nonpublic information may be discussed or stored, including locking of file cabinets and doors and a system of visitor passes or other restrictions for non-employees on the premises.

          (c) Computer access security measures, such as passwords on files or limited access to terminals through which material, nonpublic information can be obtained.

          (d) Trading restrictions, including temporary firmwide moratoria on trading in the securities to which the material, nonpublic information relates.

If any such procedures become necessary or appropriate, ERIC SIPPEL will provide more detailed instructions to all affected employees. Additional measures may be used to address specific situations.

MONITORING COMPLIANCE

          On implementation of this policy, all employees of the firm are required to sign a certificate in the form appearing on the final page of this memorandum, stating that the employee has read and understands the policies set forth herein, and agrees to comply with them. Thereafter, all new employees will be required to sign such a certificate as a condition of employment.

          At the time this memorandum is received and acknowledged, each employee is required to advise the firm of all accounts with any brokerage firm or other financial institution through which any securities (other than variable contracts issued by insurance companies, securities of open-end investment companies registered under the Investment Company Act of 1940 that are not affiliated with the firm or securities that are direct obligations of the United States) may be purchased or sold, held by any of the following persons, or in which any of such persons has a beneficial interest, or over which any of such persons has discretionary authority: the employee, his or her spouse, any minor children, any relative living with the employee, and any person to whom the employee contributes support. Thereafter, employees must advise the firm and receive authorization before opening any such new account. Such notice shall be given to, and authorization received from, ERIC SIPPEL.

          BEFORE an employee, his or her spouse or minor child, any relative living with the employee or any person to whom the employee contributes support engages in a trade of any security (including privately sold securities), the employee must inform ERIC SIPPEL IN WRITING of the proposed trade and may not engage in the trade until and unless it is approved IN WRITING by ERIC SIPPEL. If such approval is not provided, the employee may not engage in the proposed trade.

          IF ANY SECURITY IS PURCHASED OR SOLD FOR A CLIENT AND AN EMPLOYEE ON THE SAME DAY, EITHER THE CLIENT AND THE EMPLOYEE WILL PAY OR RECEIVE THE SAME PRICE, OR THE CLIENT WILL RECEIVE THE MORE FAVORABLE PRICE.

          Employees are required to have copies of each confirmation relating to a trade in any security (other than variable contracts issued by insurance companies, securities of open-end investment companies registered under the Investment Company Act of 1940 that are not affiliated with the firm or securities that are direct obligations of the United States) and copies of each periodic account statement for accounts the employee is required by this policy to disclose to the firm, promptly sent to the firm, to the attention of ERIC SIPPEL (except that each confirmation relating to trades by Eric Sippel , his spouse or minor child, any relative living with him or any person to whom he contributes support, must be sent to the attention of Rick Barry). For each securities trade by an employee for which a confirmation is not available, the employee is responsible for promptly providing the firm with the date, security, nature of the transaction, price, parties and brokers involved in such trade. All such confirmations, statements and other information will be reviewed to monitor compliance with firm policies. The firm reserves the right to require the employee to reverse, cancel or freeze, at the employee's expense, any transaction or position in a specific security if the firm believes such transaction or position might violate this policy or appears improper. Except as required to enforce this policy or to participate in any investigation concerning violations of applicable law, the firm will keep all such information confidential.

          Both quarterly and annually, every employee will be required to sign a certificate stating that the employee has complied with these policies and procedures for the preceding quarter or year.

          If you have any questions concerning any aspect of these policies and procedures or how they apply in particular situations, please direct your questions to ERIC SIPPEL.

Eastbourne Capital Management, L.L.C.
1101 Fifth Ave Suite 160
San Rafael, CA  94901-2916
Attn:  Eric Sippel

          Re:  SECURITIES ACCOUNTS DISCLOSURE

Dear Jeff:

          Attached is a complete and accurate list of all accounts with any brokerage firm or financial institution through which any securities (other than variable contracts issued by insurance companies, securities of open-end investment companies registered under the Investment Company Act of 1940 that are not affiliated with the firm or securities that are direct obligations of the United States) may be purchased or sold, held in my name or the name of any of my spouse, my minor children, relatives living with me, and persons to whom I contribute support, or in which any of such persons has a direct or indirect beneficial interest, or over which any of such persons has discretionary investment authority, or for which any of such persons participates, directly or indirectly, in the selection of securities.

          I understand that you require this list to monitor my compliance with firm policies and procedures relating to insider trading and other securities laws. I agree to notify the firm and obtain its consent before engaging in any securities transactions or opening any new account that falls within the description above. I further agree to furnish the firm with copies of confirmations of trades, periodic statements and any other information concerning activity in any of the listed accounts.

                                     Signed:


                                     -------------------------------------------

                                     Print Name:
                                                 -------------------------------
                                     Date:
                                                 -------------------------------

                           LIST OF SECURITIES ACCOUNTS
                           AS OF _____________, _____

                                       FOR

                         -------------------------------
                               [Name of Employee]

                                        Financial/Brokerage            Account
Registered In The Name of:                  Institution                 Number
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------




If none, initial here: _____________.

                             CERTIFICATE OF RECEIPT

          I hereby certify that I have received and read the memorandum of policies and procedures of EASTBOURNE CAPITAL MANAGEMENT, L.L.C. relating to employee securities transactions, insider trading and other securities laws, that I have had the opportunity to ask any questions I may have had concerning the meaning or interpretation of such policies and procedures, that I understand the obligations set forth therein applicable to me, and that I agree to abide by and comply with all such policies and procedures.

                                     Signed:


                                     -------------------------------------------

                                     Print Name:
                                                 -------------------------------
                                     Date:
                                                 -------------------------------

                            CERTIFICATE OF COMPLIANCE

          I hereby certify that, since the date on which I received a copy of the memorandum of policies and procedures of EASTBOURNE CAPITAL MANAGEMENT, L.L.C. relating to employee securities transactions, insider trading and other securities laws, or the date of my most recent certificate of like tenor hereto, whichever is later, and to the best of my knowledge, I have complied in all respects with all such policies and procedures applicable to me.

                                     Signed:


                                     -------------------------------------------

                                     Print Name:
                                                 -------------------------------
                                     Date:
                                                 -------------------------------